Exhibit 99.1

BridgeBio Pharma Reports Fourth Quarter and Full Year 2021 Financial Results and Business Update

–Secured up to $750 million in non-dilutive debt financing in November 2021, extending BridgeBio’s financial runway into 2024

–Dosed first patient in Phase 1/2 trial of investigational gene therapy for congenital adrenal hyperplasia (CAH); initial data readout anticipated in second half of 2022

–Launched clinical collaboration with Amgen to study BBP-398, a potentially best-in-class SHP2 inhibitor, in combination with LUMAKRAS® (sotorasib) in advanced solid tumors with the KRAS G12C mutation

–Established strategic collaboration with Helsinn Group to co-develop and co-commercialize BridgeBio’s novel GPX4 inhibitor in multiple cancer tumor types

–Reported Month 12 topline results from Phase 3 ATTRibute-CM study. Following review of ongoing trial data and reassessment of statistical powering assumptions, ATTRibute-CM will continue to its Month 30 endpoint as planned with topline data expected in mid-2023

–Ended quarter with $787.5 million in cash, cash equivalents and marketable securities

PALO ALTO, Calif., FEBRUARY 24, 2022 – BridgeBio Pharma, Inc. (Nasdaq: BBIO) (BridgeBio or the Company), a commercial-stage biopharmaceutical company focused on genetic diseases and cancers, today reported its financial results for the fourth quarter ended December 31, 2021 and provided an update on the Company’s operations.

“Focused execution is our top priority in 2022 and we have a busy year ahead, with a strong set of catalysts across our pipeline. While we advance our high-quality programs, we are also taking steps to reduce our operating expenses and will continue to seek additional opportunities to extend our financial runway so that we can deliver meaningful medicines to patients in need as quickly as possible,” said Neil Kumar, Ph.D., founder and CEO of BridgeBio.

BridgeBio’s key programs:

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Acoramidis (AG10) – Transthyretin (TTR) stabilizer for transthyretin amyloid cardiomyopathy (ATTR-CM): The Company’s Phase 3 ATTRibute-CM study did not meet its primary endpoint of change from baseline in six-minute walk distance (6MWD) at Month 12. However, the Company did observe improvements in acoramidis-treated participants versus placebo-treated participants on the Kansas City Cardiomyopathy Questionnaire Overall Score (a quality-of-life measurement), N-terminal pro BNP (a biomarker of heart failure and independent predictor of survival in ATTR-CM), and serum TTR concentration (an in vivo reflection of TTR stabilization). Blinded all-cause mortality events in the ongoing study are consistent with the Company’s expectations given the severity of the enrolled population, the proportion of participants receiving drug and placebo, and the estimated therapeutic benefit of acoramidis. The Company remains confident in the Month 30 primary endpoint, a hierarchical composite including all-cause mortality and cardiovascular hospitalizations. Topline data from the trial are expected in mid-2023.

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Encaleret – Calcium-sensing receptor (CaSR) inhibitor for autosomal dominant hypocalcemia type 1 (ADH1): BridgeBio presented preliminary Phase 2b data for encaleret in an oral presentation at the American Society of Bone and Mineral Research (ASBMR) 2021 Annual Meeting in October. Within five days of individualized dose titration in 13 participants, encaleret normalized mean blood calcium levels and 24-hour urine calcium excretion. Achieving simultaneous blood and urine calcium normalization is a challenge for patients with ADH1 due to the limitations of the current standard of care. If approved, encaleret could be the first therapy on the market for ADH1, a condition caused by gain of function variants in the CASR gene estimated to be carried by 12,000 individuals in the United States alone. BridgeBio plans to share complete data from the Phase 2b study in 2022. The Company also intends to initiate a Phase 3 registrational trial of encaleret in patients with ADH1 in 2022 and anticipates Phase 3 topline data in 2023.

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Low-dose infigratinib – FGFR1-3 inhibitor for achondroplasia and hypochondroplasia: Initial proof-of-concept data from the ongoing Phase 2 dose-escalation and expansion study is anticipated in mid-2022. Achondroplasia is the most common form of genetic short stature and one of the most common genetic diseases, with a prevalence of over 55,000 cases in the United States and European Union. Low-dose infigratinib is the only known product candidate in clinical development for achondroplasia that is designed to target the disease at its genetic source and the only orally administered product candidate in clinical development.

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BBP-631 – AAV5 gene therapy candidate for congenital adrenal hyperplasia (CAH): Dosed first patient in Phase 1/2 gene therapy trial in January 2022. Initial Phase 1/2 data readout anticipated in second half of 2022. Received Fast Track designation from the U.S. Food and Drug Administration (FDA) in May 2021. CAH is one of the most prevalent genetic diseases potentially addressable with adeno-associated virus (AAV) gene therapy, with more than 75,000 cases estimated in the United States and European Union. The disease is caused by deleterious mutations in the gene encoding an enzyme called 21-hydroxylase, leading to a lack of endogenous cortisol production. BBP-631 is designed to provide a functional copy of the 21-hydroxylase-encoding gene (CYP21A2) and potentially address many aspects of the disease course.

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RAS cancer portfolio: BridgeBio announced the discovery of its next-generation KRAS G12C dual inhibitors, the first-known compounds that directly bind and inhibit KRAS in both its active (GTP bound) and inactive (GDP bound) conformations, and PI3ka:RAS breakers, small molecules that block RAS driven PI3Ka activation – a novel approach with the potential to inhibit oncogenic PI3Ka signaling without adverse effects on glucose metabolism. RAS is one of the most well-known oncogenic drivers with approximately 30% of all cancers being driven by RAS mutations, including large proportions of lung, colorectal and pancreatic tumors. BridgeBio expects to select a RAS development candidate in 2022.

Recent pipeline progress and corporate updates:

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Debt financing: Secured up to $750 million in non-dilutive debt financing in November 2021. Innovative financing facility and existing cash balance gives BridgeBio access to over $1.2 billion, which is expected to fully fund the Company’s genetic disease and cancer pipeline programs into 2024.

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Amgen clinical collaboration: Launched clinical collaboration with Amgen to study BBP-398, a potentially best-in-class SHP2 inhibitor, in combination with LUMAKRAS® (sotorasib) in advanced solid tumors with the KRAS G12C mutation. The Phase 1/2 study will include a dose escalation period followed by dose expansion and optimization, and is designed to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics and preliminary efficacy of BBP-398 in combination with LUMAKRAS. Under the terms of the non-exclusive collaboration, BridgeBio will sponsor the study and Amgen will provide a global supply of LUMAKRAS.

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Helsinn Group strategic collaboration: Established strategic collaboration with the Helsinn Group to co-develop and co-commercialize BridgeBio’s novel GPX4 inhibitor in multiple cancer tumor types. BridgeBio and Helsinn established a non-exclusive framework agreement to identify and potentially co-develop and co-commercialize additional small molecule targeted oncology therapies. The collaboration builds on the $2.45 billion global license and collaboration agreement signed in March 2021 for development of BridgeBio’s FGFR inhibitor infigratinib in oncology indications.

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TRUSELTIQ™ (infigratinib): BridgeBio partner Helsinn Group filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in late 2021 for infigratinib as a second-line or later therapy in patients with advanced and/or metastatic cholangiocarcinoma (CCA) with fibroblast growth factor receptor 2 (FGFR2) fusions or translocations and received EMA acceptance of the MAA in December 2021, confirming that the submission is sufficiently complete to begin the formal review process. In September 2021 Health Canada approved TRUSELTIQ (infigratinib), a small molecule kinase inhibitor that targets FGFR, under the Notice of Compliance with Conditions (NOC/c) policy, for the treatment of adults with previously treated, unresectable locally advanced or metastatic CCA with a FGFR2 fusion or other rearrangement. Australia’s Therapeutic Goods Administration provisionally approved TRUSELTIQ (infigratinib) in November 2021.

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BBP-418 – Glycosylation substrate for limb-girdle muscular dystrophy type 2i (LGMD2i): A Phase 2 trial was initiated in patients with LGMD2i in the first quarter of 2021. If successful, BBP-418 could be the first approved therapy for patients with LGMD2i. With approximately 7,000 patients with potentially treatable mutations, LGMD2i is an inherited recessive muscular dystrophy caused by mutation of fukutin-related protein. A top-line Phase 2 data readout is expected in early 2022. If the readout is successful, BridgeBio anticipates initiating a global Phase 3 clinical trial in the second half of 2022.

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BBP-812 – AAV9 gene therapy candidate for Canavan disease: BridgeBio dosed the first patient in its Phase 1/2 trial of BBP-812 for Canavan disease in November 2021. If successful, BridgeBio’s gene therapy could be the first approved therapeutic option for children born with Canavan disease, a devastating and life-threatening condition. An initial Phase 1/2 data readout is expected in the second half of 2022.

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BBP-671 – PanK activator for pantothenate kinase-associated neurodegeneration (PKAN) and organic acidemias: BridgeBio has completed the healthy volunteer portion of its Phase 1 trial, demonstrating initial tolerability, target engagement, and suitable PK for BBP-671. BBP-671 has received orphan drug designation as a treatment of propionic acidemia (PA) and PKAN in the United States and the European Union. BBP-671 has also been designated as a drug for a rare pediatric disease for treatment of both PKAN and PA. PKAN Phase 1 data is anticipated in the first half of 2022.

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BBP-711 – Glycolate oxidase (GO) inhibitor for hyperoxaluria: Preliminary Phase 1 data showed that BBP-711 was well-tolerated and resulted in maximal increases in plasma glycolate exceeding those achieved by any GO-targeting agents reported in healthy adult volunteers. BBP-711 is being developed for the treatment of primary hyperoxaluria type 1 (PH1) and hyperoxaluria caused by hepatic overproduction of oxalate in recurrent kidney stone formers. A full readout of Phase 1 data in healthy adult volunteers is expected in 2022, to be followed by initiation of a Phase 2/3 trial in PH1 and a Phase 2 proof-of-concept trial in recurrent kidney stone formers.

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BBP-589 – Recombinant collagen 7 for recessive dystrophic epidermolysis bullosa (RDEB): BridgeBio completed a Phase 2 clinical trial and anticipates providing data in early 2022. It has initiated a Phase 2 extension study, which will provide BBP-589 to two patients and extend dosing to six months.

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BBP-398 – SHP2 inhibitor: BridgeBio is enrolling patients in a Phase 1 monotherapy dose escalation and expansion clinical trial in patients with RAS and RTK mutations. It anticipates providing a clinical update in mid-2022. A Phase 1 monotherapy expansion trial is anticipated to commence in the first half of 2022 to study patients with RTK and NF1 LOF mutations. In 2022, BridgeBio also plans to initiate Phase 1 combination trials with BBP-398 in combination with KRAS G12C, PD-1 and EGFR inhibitors. BridgeBio entered into a co-development agreement with Bristol Myers Squibb in July 2021 for the development of BBP-398 in combination with OPDIVO® (nivolumab). BridgeBio launched a clinical collaboration with Amgen in January 2022 to study BBP-398 in combination with LUMAKRAS in advanced solid tumors with the KRAS G12C mutation. A Phase 1 clinical trial studying BBP-398 and osimertinib (EGFR) will be run in China by partner LianBio. LianBio has development and commercialization rights to BBP-398 in mainland China and other select Asian markets.

Fourth Quarter and Full Year 2021 Financial Results:

Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities, excluding restricted cash, totaled $787.5 million as of December 31, 2021, compared to $607.1 million as of December 31, 2020. Over the past year, the Company repurchased $150.0 million in BridgeBio common stock under its 2021 Share Repurchase Program and $50.0 million in BridgeBio common stock in conjunction with the issuance of its 2029 convertible notes, prepaid in full $124.1 million of term loans, paid $61.3 million for capped call options related to the issuance of its 2029 convertible notes, paid $35.0 million of regulatory-related milestone payments in connection with its FDA-approved products and paid $29.8 million in debt-related interests. Earlier during the year, BridgeBio paid $21.3 million to Eidos Therapeutics, Inc. (Eidos) shareholders who elected for cash settlement in exchange for their Eidos shares and $63.8 million in direct transaction costs arising from the merger with Eidos. These were offset by cash receipts of $731.4 million in net proceeds from the issuance of the 2029 convertible notes, $431.3 million in net proceeds from a loan and security agreement entered into with various lenders, $25.0 million in net proceeds from Hercules Capital, Inc. under an amended loan agreement, and collections of $72.6 million from collaboration partner Helsinn Group. The remaining change in cash, cash equivalents and marketable securities is primarily related to payments of operating costs and expenses.

Cash, cash equivalents and marketable securities, excluding restricted cash, increased by $187.9 million when compared to the balance as of September 30, 2021, which was $599.6 million. During the quarter, the Company received net proceeds of $431.3 million from the loan and security agreement entered into with various lenders and used a portion of the net proceeds to prepay in full the borrowings under the amended loan agreement with Hercules Capital, Inc. for $106.0 million.

Operating Costs and Expenses

Operating costs and expenses for the fourth quarter increased by $50.9 million to $178.5 million in the current quarter as compared to $127.6 million for the same period in the prior year. The increase in operating costs and expenses was due to an increase in personnel and external costs to support the progression of BridgeBio’s research and development programs and staged buildout of its commercial organization as part of commercial launch readiness activities. This increase in personnel and external costs was offset by $12.3 million in reimbursement of expenses from the cost sharing arrangement recognized under BridgeBio’s license and collaboration agreement with Helsinn Group. Stock-based compensation for the quarter was $22.5 million as compared to $12.1 million for the same period in the prior year.

The Company’s research and development expenses have not been significantly impacted by the global COVID-19 pandemic for the period presented. While BridgeBio experienced some delays in certain of its clinical enrollment and trial commencement activities, it continues to adapt in this unprecedented time to enable alternative site, telehealth and home visits, at-home drug delivery, as well as mitigation strategies with its contract manufacturing organizations. The longer-term impact, if any, of COVID-19 on BridgeBio’s operating costs and expenses is currently unknown.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)	(1)
Revenue	$12,886	$122	$69,716	$8,249
Operating costs and expenses:
Research, development and others	123,751	90,174	454,138	337,047
Selling, general and administrative	54,749	37,437	192,210	145,684

Total operating costs and expenses	178,500	127,611	646,348	482,731

Loss from operations	(165,614)	(127,489)	(576,632)	(474,482)
Other income (expense), net:
Interest income	182	448	1,133	4,015
Interest expense	(15,134)	(10,962)	(46,778)	(36,655)
Other income, net	28,284	2,978	35,823	1,634

Total other income (expense), net	13,332	(7,536)	(9,822)	(31,006)

Net loss	(152,282)	(135,025)	(586,454)	(505,488)
Net loss attributable to redeemable convertible noncontrolling interests and noncontrolling interests	5,105	15,044	23,915	56,764

Net loss attributable to common stockholders of BridgeBio	$(147,177)	$(119,981)	$(562,539)	$(448,724)

Net loss per share attributable to common stockholders of BridgeBio, basic and diluted	$(1.01)	$(1.01)	$(3.90)	$(3.80)

Weighted-average shares used in computing net loss per share attributable to common stockholders of BridgeBio, basic and diluted	145,283,213	118,895,489	144,356,619	117,995,457

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Cash and cash equivalents and marketable securities	$787,515	$607,093
Investment in equity securities	49,148	—
Receivable from licensing and collaboration agreements	19,749	—
Prepaid expenses and other current assets	32,446	35,731
Property and equipment, net	30,066	20,325
Operating lease right-of-use assets	15,907	16,508
Intangible assets, net	44,934	—
Other assets	33,027	23,931

Total assets	$1,012,792	$703,588

Liabilities, Redeemable Convertible Noncontrolling Interests and Stockholders’ Equity (Deficit)
Accounts payable	$11,884	$8,945
Accrued liabilities	118,247	75,900
LEO call option liability	—	5,550
Operating lease liabilities	22,366	18,472
Term loans, current portion	—	1,458
2029 Notes	733,119	—
2027 Notes	539,934	383,436
Term loans, net of current portion	430,752	92,421
Other long-term liabilities	22,069	9,520
Redeemable convertible noncontrolling interests	1,423	1,630
Total BridgeBio stockholders’ equity (deficit)	(870,414)	57,906
Noncontrolling interests	3,412	48,350

Total liabilities, redeemable convertible noncontrolling interests and stockholders’ equity (deficit)	$1,012,792	$703,588

(1)	The condensed consolidated financial statements as of and for the year ended December 31, 2020 are derived from the audited consolidated financial statements as of that date.

About BridgeBio Pharma, Inc.

BridgeBio Pharma, Inc. (BridgeBio) is a commercial-stage biopharmaceutical company founded to discover, create, test and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio’s pipeline of over 30 development programs ranges from early science to advanced clinical trials and its commercial organization is focused on delivering the company’s first two approved therapies. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn and Twitter.

BridgeBio Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, including statements relating to the clinical and therapeutic potential of our programs and product candidates, including the availability and success of topline results from Part B of our Phase 3 ATTRibute-CM trial of acoramidis, the availability and success of additional data from our ongoing study of encaleret for ADH1, the timing and success of additional trials of encaleret for ADH1, the availability and success of initial data from our ongoing Phase 2 study of low-dose infigratinib for achondroplasia and our ongoing Phase 1/2 study of BBP-631 for CAH, the timing of our selection of a RAS development candidate, our faith in the long-term prospects of our pipeline, the success of our collaboration with Amgen and the timing and success of the planned Phase 1/2 study of BBP-398 in combination with LUMAKRAS (sotorasib) in advanced solid tumors with the KRAS G12C mutation, our eligibility to receive future royalty payments under our strategic collaboration with the Helsinn Group and the timing of these events, the ability of BBP-418 to be the first approved therapy for patients with LGMD2i, the timing and success of the Phase 2 trial of BBP-418 in patients with LGMD2i, the timing and success of our Phase 1/2 trial of BBP-812 for Canavan disease, the ability of BBP-812 to be the first approved therapeutic option for children born with Canavan disease, the timing and success of our Phase 1 trial of BBP-671 for PKAN, the availability and success of final data from our ongoing Phase 1 study of BBP-711 for the treatment of PH1, the timing and success of additional clinical trials of BBP-711 in PH1 and in recurrent kidney stone formers, the availability and success of final data from our Phase 2 trial of BBP-589 for RDEB, the timing and success of our Phase 2 extension study of BBP-589 for RDEB, the success of our continued partnership with LianBio, the timing and success of planned Phase 1 trials of BBP-398, including Phase 1 combination trials in combination with KRAS G12C, PD-1 and EGFR inhibitors, as well as our anticipated cash runway, reflect our current views about our plans, intentions, expectations and strategies, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, initial and ongoing data from our preclinical studies and clinical trials not being indicative of final data, the potential size of the target patient populations our product candidates are designed to treat not being as large as anticipated, the design and success of ongoing and planned clinical trials, future regulatory filings, approvals and/or sales, despite having ongoing and future interactions with the FDA or other regulatory agencies to discuss potential paths to registration for our product candidates, the FDA or such other regulatory agencies not agreeing with our regulatory approval strategies, components of our filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted, the continuing success of our collaborations, the Company’s ability to unlock additional funding under our credit facility, potential volatility in our share price, potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, as well as those risks set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BridgeBio Media Contact:

Grace Rauh

Grace.rauh@bridgebio.com

(917) 232-5478

BridgeBio Investor Contact:

Katherine Yau

katherine.yau@bridgebio.com

(516) 554-5989